Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Increases Quarterly Revenues and Profits

July 28, 2026, Bellevue, Washington – “PACCAR achieved very good revenues and increased net income by 24% in the second quarter of 2026 compared to the preceding quarter,” said Preston Feight, chief executive officer. “Build rates increased during the quarter due to strong orders as customers benefited from PACCAR’s industry-leading trucks and improved freight rates. I am very proud of our employees and dealers who delivered these trucks and transportation solutions to our customers.”

PACCAR earned net income of $752.0 million ($1.43 per diluted share) in the second quarter compared to $723.8 million ($1.37 per diluted share) earned in the same period last year. Second quarter net sales and financial services revenues were $7.55 billion, compared to $7.51 billion achieved in the second quarter of 2025.

PACCAR net income in the first half of 2026 was $1.36 billion ($2.57 per diluted share) compared to $1.23 billion ($2.33 per diluted share) in the first half of 2025, which included a $264.5 million after-tax non-recurring charge related to civil litigation in Europe. Net sales and financial services revenues for the first six months of 2026 were $14.32 billion, compared to $14.95 billion in the same period last year.

Financial Highlights – Second Quarter 2026

Highlights of PACCAR’s financial results for the second quarter of 2026 include:

•
Consolidated net sales and revenues of $7.55 billion.
•
Consolidated net income of $752.0 million.
•
Global truck deliveries of 38,700 units.
•
Record PACCAR Parts revenues of $1.75 billion.
•
PACCAR Parts pre-tax income of $417.0 million.
•
PACCAR Financial Services pre-tax income of $124.1 million.
•
Capital investments of $138.7 million and R&D expenses of $114.3 million.
•
Cash generated from operations of $700.8 million.

Financial Highlights – First Half 2026

Highlights of PACCAR’s financial results for the first six months of 2026 include:

•
Consolidated net sales and revenues of $14.32 billion.
•
Consolidated net income of $1.36 billion.
•
Capital investments of $274.2 million and R&D expenses of $223.4 million.
•
PACCAR Parts pre-tax income of $819.3 million.
•
PACCAR Financial Services pre-tax income of $239.6 million.
•
Cash generated from operations of $1.67 billion.

Kenworth T880 Vocational Truck

Global Truck Markets
U.S. and Canada Class 8 truck industry retail sales are estimated to be in a range of 230,000–270,000 trucks in 2026. “Customers are benefiting from higher freight rates due to constrained industry freight capacity. Fleet age has increased as well, providing an opportunity for customers to refresh their fleets with newer, more fuel-efficient trucks,” said John Rich, PACCAR executive vice president and chief technology officer. “On July 9, the U.S. EPA provided helpful clarification of emissions regulations that will be beneficial to customers as they make truck purchasing decisions for the second half of this year and 2027.”

Peterbilt proudly unveiled in the second quarter the Freedom 250 Special Edition Model 589 truck, honoring America’s historic 250th birthday. This truck delivers the superior quality and pride of ownership that Peterbilt customers expect, with a red, white and blue design that celebrates freedom and the open road.

Peterbilt Freedom 250 Special Edition Model 589 Truck

European truck industry registrations in the above 16-tonne segment are estimated to be in a range of 290,000–330,000 vehicles this year. “DAF trucks are delivering the highest fuel efficiency and best-in-class driver comfort in the industry due to their innovative, aerodynamic design,” shared Jim Walenczak, DAF president. In the second quarter, DAF Trucks was named ‘Truck Manufacturer of the Year’ by the leading British Motor Trader magazine at its prestigious Commercial Industry Awards ceremony in the U.K.

The South American above 16-tonne truck market is estimated to be in the range of 100,000–110,000 trucks this year. “South American customers appreciate Kenworth and DAF’s industry-leading product quality, complemented by outstanding aftermarket support including PACCAR Parts, PACCAR Financial Services and premium dealerships,” said Lance Walters, PACCAR vice president.

PACCAR Parts Achieves Record Quarterly Revenues

PACCAR Parts earned pre-tax income of $417.0 million in the second quarter of 2026, compared to $416.5 million earned in the same period last year. PACCAR Parts achieved record revenues of $1.75 billion in the second quarter, compared to $1.72 billion reported in the same period last year. First half 2026 revenues were $3.46 billion, compared to $3.41 billion in the same period last year. PACCAR Parts achieved pre-tax profit of $819.3 million in the first six months of 2026, compared to $843.0 million in the first six months of 2025.

“The improved North American freight market will increase our customers’ truck utilization, which will deliver increased parts and service business,” said Bryan Sitko, PACCAR vice president and PACCAR Parts general manager. “PACCAR Parts’ performance reflects investments in new parts distribution centers, transportation solutions such as Managed Dealer Inventory and Fleet Services, and a growing number of PACCAR trucks with PACCAR powertrains in operation.”

PACCAR Parts’ 21 global parts distribution centers, with over 4 million square feet, support more than 2,000 DAF, Kenworth and Peterbilt sales, parts and service locations, and more than 350 TRP stores. These independent, well-capitalized dealers provide outstanding service to customers, complementing the premium quality of DAF, Kenworth and Peterbilt vehicles.

Financial Services Companies Achieve Good Quarterly Results

PACCAR Financial Services (PFS) earned pre-tax income of $124.1 million in the second quarter of 2026 compared to $123.2 million in the second quarter of 2025. PFS achieved second quarter 2026 revenues of $549.7 million compared to $547.7 million in the same period last year. For the first six months of 2026, PFS earned pre-tax income of $239.6 million compared to $244.3 million in the same period last year. PFS reported first half revenues of $1.09 billion compared to $1.08 billion in the first half of 2025. “PFS achieved good first half results due to its steady finance margins and an improving used truck market,” said Craig Gryniewicz, PACCAR vice president.

PFS has a portfolio of 222,000 trucks and trailers, with total assets of $22.3 billion. PacLease, a major full-service truck leasing company in North America, Europe and Australia with a fleet of 37,000 vehicles, is included in this segment. “PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Terren Drake, PACCAR Financial Corp. president. PFS issued $1.38 billion of medium-term notes during the first half of 2026.

DAF Used Truck Center in Warsaw, Poland

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s consistent long-term profits, strong balance sheet, and focus on quality, technology, and innovation have enabled the company to invest $9.4 billion in world-class facilities, next generation products, and state-of-the-art technologies during the past decade. PACCAR invested $138.7 million in capital projects and $114.3 million in research and development expenses in the second quarter of 2026. Brice Poplawski, senior vice president and chief financial officer, said, “Capital expenditures are projected to be in the range of $700-$750 million and research and development expenses are estimated to be in the range $450-$480 million in 2026. PACCAR continues to invest in next generation clean diesel, hybrid and battery-electric powertrains, integrated connected vehicle services, and expanded manufacturing capabilities.”

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 28, 2026, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q2 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through August 4, 2026. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS (Unaudited)

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2026	2025	2026	2025
Truck, Parts and Other:
Net sales and revenues	$6,997.0	$6,962.8	$13,231.3	$13,876.5
Cost of sales and revenues	5,989.0	5,995.4	11,405.5	11,886.4
Research and development	114.3	112.9	223.4	228.3
Selling, general and administrative	138.6	139.2	288.2	282.5
Interest and other (income) expenses, net	(16.3)	(9.5)	(37.6)	316.3	(1)

Truck, Parts and Other Income Before Income Taxes	771.4	724.8	1,351.8	1,163.0

Financial Services:
Revenues	549.7	547.7	1,091.9	1,075.7
Interest and other	345.1	355.2	688.0	705.5
Selling, general and administrative	41.1	40.1	80.8	78.4
Provision for losses on receivables	39.4	29.2	83.5	47.5

Financial Services Income Before Income Taxes	124.1	123.2	239.6	244.3
Investment income	86.0	83.9	166.4	167.7

Total Income Before Income Taxes	981.5	931.9	1,757.8	1,575.0
Income taxes	229.5	208.1	400.5	346.1

Net Income	$752.0	$723.8	$1,357.3	$1,228.9

Net Income Per Share:
Basic	$1.43	$1.38	$2.58	$2.34
Diluted	$1.43	$1.37	$2.57	$2.33

Weighted Average Shares Outstanding:
Basic	527.0	525.9	526.8	525.9
Diluted	527.6	526.7	527.5	526.8

Dividends declared per share	$.35	$.33	$.68	$.66

(1) Includes a $350.0 million charge related to civil litigation in Europe (EC-related claims) in the first quarter 2025.

PACCAR Inc

CONDENSED BALANCE SHEETS (Unaudited)

(in millions)

	June 30	December 31
	2026	2025
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$8,667.4	$9,253.7
Trade and other receivables, net	2,376.3	1,981.1
Inventories, net	2,384.2	2,187.5
Property, plant and equipment, net	4,519.8	4,505.3
Other assets	3,766.9	3,605.2
Financial Services Assets	22,265.5	22,803.4

	$43,980.1	$44,336.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$7,367.7	$7,890.9
Financial Services Liabilities	16,291.1	17,181.3
STOCKHOLDERS' EQUITY	20,321.3	19,264.0

	$43,980.1	$44,336.2

Common Shares Outstanding	526.3	525.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS (Unaudited)

(in millions)

Six Months Ended June 30,	2026	2025
OPERATING ACTIVITIES:
Net income	$1,357.3	$1,228.9
Depreciation and amortization:
Property, plant and equipment	210.6	199.5
Other assets	204.5	212.9
Net change in trade receivables, inventory and payables	(219.3)	(178.2)
Net decrease in wholesale receivables on new trucks	192.4	304.6
All other operating activities, net	(72.9)	(24.0)

Net Cash Provided by Operating Activities	1,672.6	1,743.7

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(292.6)	(387.2)
Acquisitions of equipment for operating leases	(417.1)	(327.5)
Net decrease (increase) in financial services receivables	102.1	(547.5)
Net increase in marketable debt securities	(93.6)	(52.6)
Proceeds from asset disposals and other	269.4	304.7

Net Cash Used in Investing Activities	(431.8)	(1,010.1)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,093.7)	(1,920.3)
Purchases of treasury stock	(4.8)	(35.0)
Proceeds from stock compensation transactions	47.3	24.8
Net decrease in debt and other	(907.2)	(495.3)

Net Cash Used in Financing Activities	(1,958.4)	(2,425.8)
Effect of exchange rate changes on cash	(15.6)	181.3

Net Decrease in Cash and Cash Equivalents	(733.2)	(1,510.9)
Cash and cash equivalents at beginning of period	6,307.9	7,060.8

Cash and cash equivalents at end of period	$5,574.7	$5,549.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION (Unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2026	2025	2026	2025
Sales and Revenues:
Truck	$5,253.1	$5,243.1	$9,779.6	$10,468.9
Parts	1,746.9	1,720.9	3,457.0	3,410.8
Financial Services	549.7	547.7	1,091.9	1,075.7
Intersegment Eliminations and Other	(3.0)	(1.2)	(5.3)	(3.2)

	$7,546.7	$7,510.5	$14,323.2	$14,952.2

Pretax Profit:
Truck	$360.5	$308.8	$536.7	$673.7
Parts	417.0	416.5	819.3	843.0
Financial Services	124.1	123.2	239.6	244.3
Investment Income and Other	79.9	83.4	162.2	(186.0)	(1)

	$981.5	$931.9	$1,757.8	$1,575.0

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2026	2025	2026	2025
United States and Canada	$4,590.4	$4,748.5	$8,642.2	$9,375.8
Europe	1,786.0	1,671.2	3,594.9	3,239.8
Other	1,170.3	1,090.8	2,086.1	2,336.6

	$7,546.7	$7,510.5	$14,323.2	$14,952.2

NEW TRUCK DELIVERIES

	Three Months Ended		Six Months Ended
	June 30		June 30
	2026	2025	2026	2025
United States and Canada	22,000	23,000	39,800	45,200
Europe	11,200	10,600	22,400	21,000
Other	5,500	5,700	9,600	13,200

	38,700	39,300	71,800	79,400

(1) Includes a $350.0 million charge related to civil litigation in Europe (EC-related claims) in the first quarter 2025.

PACCAR Inc
SUPPLEMENTARY INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

“Adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)” are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude a charge for EC-related claims. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

On July 19, 2016, the European Commission (EC) concluded its investigation of all major European truck manufacturers and reached a settlement with the Company. Following the settlement, legal proceedings seeking damages were filed against all major European truck manufacturers. In the first quarter of 2023, the Company recorded a pre-tax charge of $600.0 ($446.4 after-tax) for the estimable total cost. Several courts have issued judgments; some have been favorable while others have been unfavorable and have been appealed. The Company has settled with the majority of claimants and continues to pursue appropriate resolutions. Due to higher settlement costs, the Company updated its estimate and recorded an additional pre-tax charge of $350.0 ($264.5 after-tax) for the total estimable remaining costs in Interest and other (income) expenses, net in the first quarter of 2025.

The Company utilizes these non-GAAP measures to allow investors and management to evaluate operating trends by excluding a significant charge that is not representative of company performance.

Reconciliations from the most directly comparable GAAP measures to adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Six Months Ended
($ in millions, except per share amounts)	June 30, 2025
Net income	$1,228.9
EC-related claims, net of taxes	264.5
Adjusted net income (non-GAAP)	$1,493.4
Per diluted share:
Net income	$2.33
EC-related claims, net of taxes	.50
Adjusted net income (non-GAAP)	$2.83